Exhibit 10.1

PURCHASE AND SALE AGREEMENT

by and between

CSRE PROPERTIES, LLC, a Georgia limited liability company

as purchaser,

and

MGT CAPTIAL INVESTMENTS, INC., a Delaware corporation

as seller,

for property located at:

2076 Foster Mill Drive, LaFayette, Georgia 30728

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is made and entered into as of May 13, 2025 by and between CSRE PROPERTIES, LLC, a Georgia limited liability company (“Purchaser”), and MGT CAPITAL INVESTMENTS, INC., a Delaware corporation (“Seller”).

WITNESSETH:

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Property (this and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Section 1), subject to and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Seller and Purchaser intending to be legally bound hereby agree as follows:

SECTION I. DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below:

1.1 “Agreement” shall mean this Purchase and Sale Agreement, together with all of the Exhibits and Schedules attached hereto, as it and they may be amended from time to time as herein provided.

1.2 “Broker” shall mean none.

1.3 “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State in which the Land is located are authorized by law or executive action to close.

1.4 “Closing” shall have the meaning given such term in Section 2.2.

1.5 “Closing Date” shall have the meaning given such term in Section 2.2.

1.6 “Closing Documents” shall have the meaning given such term in Section 3.1.

1.7 “Escrow Agent” shall mean First American Title Insurance Company or such other person as shall be reasonably acceptable to Purchaser.

1.8 “Environmental Law” shall mean any and all federal, state and municipal statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of Hazardous Substances into the environment including, without limitation, ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the cleanup or other remediation thereof.

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1.9 “FF&E” shall mean all fixtures, furniture, equipment, machinery, electrical and other systems and other items of personal property owned by Seller and attached or appurtenant to the Land and Improvements, as more particularly described on the attached Fixed Assets Summary set forth on Exhibit A.

1.10 “Files and Records” shall mean all books, records, files, and papers, whether in hard copy or electronic format, used in connection with the operation of the Land or the Improvements, including, without limitation, sales, marketing and advertising materials and lists of present suppliers and personnel and employment records.

1.11 “Hazardous Substances” shall mean and include any oils, petroleum products, asbestos, radioactive, biological, medical or infectious wastes or materials, and any other toxic or hazardous wastes, materials and substances which are defined, determined or identified as such in any Environmental Laws, or in any judicial or administrative interpretation of Environmental Laws.

1.12 “Improvements” shall mean the buildings and other improvements located on the Land and all fixtures and other property affixed thereto.

1.13 “Land” shall mean that certain five-acre parcel located at 2076 Foster Mill Drive, LaFayette, Georgia 30728 and the appurtenant easement estates and other rights, which land is more particularly described on Exhibit B attached hereto and made a part hereof, together with all rights and appurtenances thereto, including, without limitation, all right, title and interest in and to any adjacent streets, alleys or rights of way, and all water and mineral rights.

1.14 “Leases” shall mean (if any) any lease, sublease, contract, license or other agreement with respect to the occupancy of Property, or any portion thereof.

1.15 “Licenses and Permits” shall mean any certificates of occupancy and other transferable licenses, permits, registrations, authorizations, use agreements, orders, or approvals of governmental or quasi-governmental agencies and authorities (whether federal, state, local, municipal, or foreign) or private parties relating to the construction, use, operation, or enjoyment of the Property.

1.16 “Other Property” shall mean (a) the FF&E affixed to the Property, (b) the Files and Records and (c) the Licenses and Permits.

1.17 “Permitted Exceptions” shall mean, collectively, (a) liens for taxes, assessments and governmental charges not yet due and payable or due and payable but not yet delinquent; and (b) such other non-monetary encumbrances with respect to the Property which are not objected to by Purchaser in accordance with Section 3.3.

1.18 “Property” shall mean, collectively, the Land, the Improvements and the Other Property.

1.19 “Purchase Price” shall have the meaning given such term in Section 2.3(a).

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1.20 “Purchaser” shall have the meaning given such term in the preambles to this Agreement, together with any permitted successors and assigns.

1.21 “Release” shall have the definition given such term in the Comprehensive Environmental Response Compensation and Liability Act, as amended (42 USC 9601 et seq.).

1.22 “Seller” shall have the meaning given such term in the preambles to this Agreement.

1.23 “Tax Bills and Returns” shall mean real estate tax bills relating to the twelve (12) calendar months preceding the Closing Date (City, County, School District if applicable) with respect to Seller and/or any portion of the Property.

1.24 “Tenant” shall mean each tenant under a Lease (if any).

1.25 “Title Commitment” shall have the meaning given such term in Section 3.3.

1.26 “Title Company” shall mean First American Title Insurance Company.

1.27 “UCCs” shall have the meaning given such term in Section 6.1(r).

SECTION II. PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. In consideration of the payment of the Purchase Price by Purchaser to Seller and for other good and valuable consideration, Seller hereby agrees to sell to Purchaser, and Purchaser hereby agrees to purchase from Seller, the Property for the Purchase Price, subject to and in accordance with the terms and conditions of this Agreement.

2.2 Closing. The consummation of the purchase and sale of the Property as contemplated by this Agreement (the “Closing”) is being made on the date hereof (the “Closing Date”) concurrent with the execution and delivery of this Agreement. For purposes of adjustment hereunder, the Closing shall be effective as of 7:00 a.m. local time on the date hereof.

2.3 Purchase Price.

(a) The purchase price to be paid for the Property (subject to adjustment as provided in Section VII) (the “Purchase Price”) shall be $1,350,000.

(b) The Purchase Price shall be payable in immediately available federal funds by wire transfer in accordance with Section 2.3(a) above. At Closing, Escrow Agent shall deliver the Purchase Price by wire transfer to an account or accounts to be designated by Seller.

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SECTION III. CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE

The obligation of Purchaser to acquire the Property shall be subject to the satisfaction of the following conditions precedent on and as of the Closing Date:

3.1 Closing Documents. Seller shall have delivered to Purchaser the following (collectively, the “Closing Documents”):

(a) A good and sufficient limited warranty deed in favor of Purchaser with respect to the Land and Improvements, in proper statutory form for recording, duly executed and acknowledged by Seller, conveying title to the Land and Improvements, free from all liens and encumbrances other than the Permitted Exceptions and otherwise in the form attached hereto as Exhibit C;

(b) If applicable, an assignment by Seller and an assumption by Purchaser, duly executed by Seller, with respect to the Licenses and Permits and otherwise in the form attached hereto as Exhibit D;

(c) A bill of sale in favor of Purchaser, duly executed by Seller, with respect to the FF&E, the Files and Records and any other personal property to be conveyed by Seller hereunder and otherwise in the form attached hereto as Exhibit E;

(d) A FIRPTA Affidavit;

(e) Intentionally Omitted;

(f) To the extent the same are in Seller’s possession or control, fully executed originals (to the extent available) or copies of all material documents and agreements, plans and specifications and licenses and permits pertaining to the Property;

(g) A parties in possession affidavit, a property owner’s affidavit, a mechanic’s lien affidavit, a gap indemnity and such other conveyance documents, certificates, deeds and other instruments as Purchaser or the Title Company may reasonably require and as are customary in like transactions in the county in which the Property is located;

(h) Such other conveyance documents, certificates (including certificates of title if applicable), deeds and other instruments as Purchaser or the Title Company may reasonably require, including an “Affidavit of Residency” and a “Seller’s Affidavit Regarding Brokers”;

(i) Intentionally Omitted;

(j) UCC-3 termination statements for the UCCs and any third-party consents required in connection with recording or filing such UCC-3 termination statements at Closing;

(k) Intentionally Deleted;

(l) A written power agreement in place with the City of LaFayette, Georgia in form and substance satisfactory to Purchaser (or an affiliate or parent company) in its sole discretion; and

(m) Evidence of termination of all existing utility accounts.

3.2 Condition of Property, Employees, Etc.

(a) The Property, including all improvements located thereon, shall be in substantially the same physical condition on the Closing Date as on the term sheet date, March 11, 2025 (the “Term Sheet Date”), ordinary wear and tear and damage by casualty or condemnation excepted (except as otherwise expressly provided pursuant to this Agreement);

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(b) No notice of default shall have been given or received by Seller under any material agreement benefiting or affecting the Property in any respect and all such agreements shall be in full force and effect;

(c) Intentionally Omitted;

(d) All material licenses, permits and other authorizations necessary for the current use, occupancy and operation of the Property shall be in full force and effect and shall have been transferred to or vested in Purchaser; and

(e) On the Closing Date, Seller shall own the Property free and clear of all tenancies and occupants, liens, encumbrances, Leases, covenants, conditions, restrictions, rights of way, easements and other matters affecting title, subject only to the Permitted Exceptions, and to date, all applicable third parties have been paid in full by Seller and the Prior Tenant.

3.3 Title Policy. On the Closing Date, the Title Company shall deliver a title insurance policy to Purchaser, insuring title to the Land and Improvements is vested in Purchaser, subject only to the Permitted Exceptions, or such other exceptions as may be approved by Purchaser in its sole discretion, with such endorsements as shall be required by Purchaser and otherwise in form and substance consistent with the Title Commitment (the “Title Policy”).

3.4 Employees. On the Closing Date, no employees of Seller or its affiliates will be employed in connection with the operation of the business at the Property.

SECTION IV. CONDITIONS TO SELLER’S OBLIGATION TO CLOSE

At closing, Purchaser is delivering to Seller the following items:

4.1 Purchase Price. Purchaser shall deliver to Seller the Purchase Price payable hereunder.

4.2 Closing Documents. Purchaser shall deliver to Seller duly executed and acknowledged counterparts of the documents described in Section 3.1 (where applicable), together with a “Purchaser’s Affidavit Regarding Commercial Real Estate Brokers” if required by the Title Company.

SECTION V. REPRESENTATIONS AND WARRANTIES OF SELLER

5.1 Representations of Seller. Seller hereby represents and warrants to Purchaser as follows as of the Closing Date:

(a) Status and Authority of Seller. Seller is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite trust power and authority under the laws of the State of Delaware and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

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(b) Action of Seller, Etc. Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Seller on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Seller, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness, Contract, Lease or any other agreement or instrument by which Seller is bound.

(d) Litigation. No investigation, action or proceeding is pending and, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which (i) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (ii) could reasonably be expected to result in any material adverse change in the business, operation, affairs or condition of the Property, (iii) could reasonably be expected to result in or subject the Property to a material liability, or (iv) involves condemnation or eminent domain proceedings against any part of the Property.

(e) Leases. There are no leases, licenses or any other type of occupancy agreement in effect relating to the Property.

(f) Contracts, Etc. There are no contracts or agreements (including, without limitation, management, service, supply, operating, listing, brokerage, fuel supply and maintenance contracts and agreements) relating to Seller’s business or affecting the Property.

(g) Franchise Agreements. There are no contracts or agreements, including, without limitation, franchise agreements, relating to Seller’s right to operate its business at the Property.

(h) Intentionally Omitted.

(i) Utilities, Road Access, Etc. All utilities and services necessary for the use and operation of the Land and Improvements (including, without limitation, road access, gas, water, electricity and telephone) are available thereto. No fact, condition or proceeding exists which would result in the termination or impairment of the furnishing of such utilities to the Land and Improvements. All of the streets, roads and avenues adjoining and/or adjacent to the Land are publicly owned and maintained without assessment or charge to Seller and the Land has direct access to dedicated roads and streets.

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(j) Compliance With Law. The Property does not violate any federal, state, municipal and other governmental statutes, ordinances, by-laws, rules, regulations or any other legal requirements, including, without limitation, those relating to construction, occupancy, zoning, adequacy of parking, environmental protection, occupational health and safety and fire safety applicable thereto and there are presently in effect all material licenses, permits and other authorizations necessary for the current use, occupancy and operation thereof. A certificate of occupancy permitting the current uses of the Land and Improvements has been duly issued and is in full force and effect. Seller has not received written notice of any threatened request, application, proceeding, plan or study which would materially adversely affect the present use or zoning of the Land and Improvements or which would modify or realign any adjacent street or highway.

(k) Licenses and Permits. The Property is not in violation of any material requirement of any laws and regulations, all Licenses and Permits required for the ownership, use or operation of the Property have been duly and validly issued by the appropriate authority and are in full force and effect, and Seller has not received any written notice of proceedings relating to the revocation or modification of any such License or Permit which would have a material adverse effect on the Property. Seller has not violated or permitted the violation of applicable laws or regulations or the terms of its Licenses and Permits governing the sale of alcoholic beverages.

(l) Zoning. The Land is zoned to permit the current use thereof as an industrial property (Zone I) pursuant to statue or ordinance and not pursuant to any variance or conditional permit, and no further approval or action is required for the continued use and operation of the Property.

(m) Taxes. Other than the amounts disclosed by tax bills provided by Seller to Purchaser, no taxes or special assessments of any kind (special, bond or otherwise) are or have been levied (or threatened to be levied) with respect to the Property, or any portion thereof, or Seller (other than State and Federal income taxes personal to Seller). All federal, state and local tax returns (including tax returns concerning gross receipts) required to be filed with respect to Seller or the Property have been timely, duly and accurately completed and filed. Seller has and will continue to pay all taxes prior to their respective due dates and prior to Closing with respect to any taxes outstanding as of the Closing. No application or proceeding is pending with respect to a reduction or an increase of real estate taxes or assessment of the Property.

(n) Hazardous Substances. Except as disclosed in the environmental reports, neither Seller nor any Tenant or other occupant or user of the Property, or any portion thereof, has stored or disposed of (or engaged in the business of storing or disposing of) or has Released or caused the Release of any Hazardous Substances on the Property, or any portion thereof, in violation of any Environmental Law, and, except as so disclosed to Purchaser, the Property is free from any Hazardous Substances, except for any such materials maintained in accordance with applicable law. There has been no Release of Hazardous Substances on or at the Land, the existence of which triggers any requirement under Environmental Laws to remove, remediate, mitigate, abate, neutralize or otherwise reduce the levels of Hazardous Substances to levels below regulatory action levels (collectively “Remediation Activities”); the Land has not been used by Seller, or by any former owners or operators of the Land for the storage, treatment or disposal of Hazardous Substances in a manner that triggers any requirement under Environmental Laws to implement any Remediation Activities or to apply for and obtain a permit to store, treat or dispose of such Hazardous Substances; Seller does not possess any environmental reports; and Seller has not received any written notice alleging a violation of Environmental Laws or alleging Seller’s responsibility to implement or fund any Remediation Activities.

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(o) Insurance. Seller has received no written notice from any insurance carrier of defects or inadequacies in the Property which, if uncorrected, would result in a termination of insurance coverage or an increase in the premiums charged therefor.

(p) Intentionally Omitted.

(q) Ownership of Property. Seller owns good and marketable fee title to all of its Property, free and clear of all liens and encumbrances.

(r) UCC Financing Statements. There are no UCC financing statements filed or recorded with respect to the Property.

(s) Not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Seller’s Federal Employment Identification Number is 13-4148725.

(t) Seller’s Diligence Materials. Seller has delivered true, accurate and complete copies of all material documents, correspondences and other information that comprise Seller’s Diligence Materials.

(u) Air and Development Rights. Seller represents that it has not transferred or agreed to transfer any development or air rights pertaining to its respective Property.

(v) Third Party Rights. Seller is not a party to any other sale agreement regarding the Property. No party has a right of first refusal or right of first offer or option to purchase all or any part of the Property, or any other rights with respect to the Property (including any such option or right that would be binding on Purchaser).

5.2 Survival of Seller’s Representations. All representations and warranties made in this Agreement by Seller shall survive the Closing for a period of twelve (12) months following the Closing Date (the “Limitation Period”) (and any action brought thereon must be commenced within such twelve (12) month period).

5.3 “As Is”. Except as expressly provided in this Agreement or any documents to be delivered to Purchaser at the Closing, Seller has not made and Purchaser has not relied upon, any information, promise, representation or warranty, express or implied, regarding the Property, whether made by Seller, on Seller’s behalf or otherwise, including, without limitation, the physical condition of the Property, title to or the boundaries of the Property, pest control matters, soil conditions, the presence, existence or absence of hazardous wastes, toxic substances or other environmental matters, compliance with building, health, safety, land use and zoning laws, regulations and orders, structural and other engineering characteristics, traffic patterns, market data, economic conditions or projections, and any other information pertaining to the Property or the market and physical environments in which they are located. Purchaser acknowledges that, except as otherwise expressly provided in this Agreement or any documents to be delivered to Purchaser hereunder, it (i) has entered into this Agreement with the intention of making and relying upon its own investigation or that of third parties with respect to the physical, environmental, economic and legal condition of the Property and (ii) is not relying upon any statements, representations or warranties of any kind, other than those specifically set forth in this Agreement or in any document to be delivered to Purchaser at the Closing, made (or purported to be made) by Seller or anyone acting or claiming to act on Seller’s behalf.

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SECTION VI. REPRESENTATIONS AND WARRANTIES OF PURCHASER

6.1 Representations of Purchaser. As of the Closing Date, Purchaser represents and warrants to Seller as follows:

(a) Status and Authority of Purchaser. Purchaser is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Georgia, and has all requisite trust power and authority under the laws of the State of Georgia and its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b) Action of Purchaser. Purchaser has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and upon the execution and delivery of any document to be delivered by Purchaser on or prior to the Closing Date, this Agreement and such document shall constitute the valid and binding obligation and agreement of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors.

(c) No Violations of Agreements. Neither the execution, delivery or performance of this Agreement by Purchaser, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon any property or assets of Purchaser pursuant to the terms of any indenture, mortgage, deed of trust, note, evidence of indebtedness or any other agreement or instrument by which Purchaser is bound.

(d) Litigation. No investigation, action or proceeding is pending and, to Purchaser’s knowledge, no action or proceeding is threatened and no investigation looking toward such an action or proceeding has begun, which questions the validity of this Agreement or any action taken or to be taken pursuant hereto.

6.2 Survival, Etc. The representations and warranties made in this Agreement by Purchaser shall be continuing and shall be deemed remade by Purchaser as of the Closing Date with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Purchaser shall survive the Closing for the Limitation Period (and any action brought thereon must be commenced within such Limitation Period).

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SECTION VII. APPORTIONMENTS

7.1 Real Property Apportionments.

(a) The following items shall be apportioned at the Closing as of 7:00 a.m. local time on the Closing Date such that Seller shall be responsible for all such items prior to the Closing Date and Purchaser shall be responsible for all such items from and after the Closing Date:

(i) Intentionally deleted;

(ii) all other items of income and expense normally apportioned in sales of property in similar situations;

(iii) Intentionally deleted;

(iv) municipal assessments and governmental license and permit fees; and

(v) real estate taxes and assessments other than special assessments, based on the rates and assessed valuation applicable in the fiscal year for which assessed.

If any of the foregoing cannot be apportioned at the Closing because of the unavailability of the amounts which are to be apportioned, such items shall be apportioned on the basis of a good faith estimate by the parties and reconciled as soon as practicable after the Closing Date. The parties will reasonably cooperate with each other with respect to any post-closing adjustments.

(b) If any refunds of real property taxes or assessments, water rates and charges or sewer taxes and rents shall be made after the Closing, the same shall be held in trust by Seller or Purchaser, as the case may be, and shall first be applied to the unreimbursed costs incurred in obtaining the same, and the balance, if any, shall be paid to Seller (for the period prior to the Closing Date) and to Purchaser (for the period commencing with the Closing Date).

(c) If, on the Closing Date, the Property shall be or shall have been affected by any special or general assessment or assessments or real property taxes payable as a lump sum or which are or may become payable in installments of which the first installment is then a charge or lien and has become payable, Seller shall pay or cause to be paid at the Closing the unpaid installments of such assessments, including those which are to become due and payable after the Closing Date.

(d) No insurance policies of Seller is to be transferred to Purchaser, and no apportionment of the premiums therefor shall be made.

(e) If a net amount is owed by Seller to Purchaser pursuant to this Section 7.1, such amount shall be credited against the Purchase Price. If a net amount is owed by Purchaser to Seller pursuant to this Section 7.1, such amount shall be paid together with the Purchase Price.

(f) If there is a dispute between the parties with respect to amounts under this Section 7.1, undisputed amounts will be paid at Closing. With respect to disputed amounts, a proper adjustment shall be determined within sixty (60) days after the Closing Date by binding arbitration by a single arbitrator in New York, New York under the supervision of, and in accordance with the rules and regulations of, the American Arbitration Association. The parties shall share the costs of such arbitration equally.

The provisions of this Section 7.1 shall survive the Closing.

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7.2 Closing Costs.

(a) Seller shall pay (i) all recording charges for instruments removing liens or otherwise curing title and survey matters, and (ii) all stamp or real property transfer taxes incurred in connection with the transactions contemplated by this Agreement that are typically paid by a seller in the jurisdiction in which the Property is located.

(b) Purchaser shall pay: (i) all charges for the Title Commitment, the Title Policy (including any endorsements requested by Purchaser) and the Survey; (ii) all stamp or real property transfer taxes, including the “mansion tax”, if applicable, incurred in connection with the transactions contemplated by this Agreement that are typically paid by a purchaser in the jurisdiction in which the Property is located; and (iii) all other costs incurred by Purchaser in connection with this Agreement.

(c) Each party shall pay the fees and expenses of its attorneys and other consultants. Any charges and expenses incurred by Escrow Agent in effecting Closing shall be shared equally by the parties unless due to the fault of one of them (in which case the party at fault shall pay for all such charges).

SECTION VIII. MISCELLANEOUS

8.1 Allocation of Liability. It is expressly understood and agreed that Seller shall be liable to third parties for, and shall indemnify, defend and hold harmless Purchaser from and against, any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of Seller that occurred in connection with Seller’s ownership or operation of the Property prior to the Closing and Purchaser shall be liable to third parties for and shall indemnify, defend and hold harmless Seller from and against any and all obligations, claims, losses, damages, liabilities and expenses arising out of events, contractual obligations, acts, or omissions of Purchaser that occur in connection with the ownership or operation of the Property after the Closing. Seller shall indemnify, defend and hold harmless Purchaser and its permitted successors and assigns from and against and in respect of any and all losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties, and reasonable attorneys’ fees and expenses asserted against, relating to, imposed upon or incurred by Purchaser and its permitted successors and assigns resulting from, arising out of, or in connection with (a) any breach by Seller of any of its representations or warranties contained in this Agreement; (b) any breach by Seller of any of its covenants, agreements or obligations contained in this Agreement; and (c) any and all actions, suits, proceedings, claims, demands, assessments and judgments incident to any of the foregoing. The provisions of this Section 8.1 shall survive the Closing.

8.2 Brokers. Each of the parties hereto represents to the other parties that it dealt with no broker, finder or like agent in connection with this Agreement or the transactions contemplated hereby. Each party shall indemnify and hold harmless the other and its respective legal representatives, heirs, successors and assigns from and against any loss, liability or expense, including, reasonable attorneys’ fees, arising out of any claim or claims for commissions or other compensation for bringing about this Agreement or the transactions contemplated hereby made by any broker, finder or like agent, if such claim or claims are based in whole or in part on dealings with the indemnifying party. Seller shall be responsible for payment of a commission to any Broker.

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8.3 Intentionally Omitted.

8.4 Publicity. Except to the extent required by applicable law, Seller shall not, with respect to this Agreement and the transactions contemplated hereby, make any public pronouncements, issue press releases or otherwise furnish information regarding this Agreement or the transactions contemplated to any third party without the consent of Purchaser, which consent shall not be unreasonably withheld. No party shall record this Agreement or any notice thereof.

8.5 Notices.

(a) Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement may be given by the attorneys of the parties and shall be deemed adequately given if in writing and the same shall be delivered either by hand, by telecopier with electronic confirmation of receipt, or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postpaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b) All notices required or permitted to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of acknowledged receipt, in the case of a notice by telecopier, and, in all other cases, upon the date of receipt or refusal, except that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.

(c) All such notices shall be addressed,

if to Seller, to:

MGT Capital Investments, Inc.

If to Purchaser, to:

CSRE Properties, LLC

10624 S. Eastern Ave. A-638

Henderson, NV 89052

with a copy to:

Katten Muchin Rosenman LLP

525 W. Monroe Street

Chicago, IL 60661-3693

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(d) by notice given as herein provided, the parties hereto and their respective successor and assigns shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses effective upon receipt by the other parties of such notice and each shall have the right to specify as its address any other address within the United States of America.

8.6 Waivers, Etc. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation or warranty contained herein, in any one instance, shall not operate as or be deemed to be or construed as a further or continuing waiver of any other breach of such term, condition, covenant, representation or warranty or any other term, condition, covenant, representation or warranty, nor shall any failure at any time or times to enforce or require performance of any provision hereof operate as a waiver of or affect in any manner such party’s right at a later time to enforce or require performance of such provision or any other provision hereof. This Agreement may not be amended, nor shall any waiver, change, modification, consent or discharge be effected, except by an instrument in writing executed by or on behalf of the party against whom enforcement of any amendment, waiver, change, modification, consent or discharge is sought.

8.7 Assignment; Successors and Assigns. This Agreement and all rights and obligations hereunder, including without limitation interests or claims relating to this Agreement, shall not be assignable by any party without the written consent of the other, except that Purchaser may assign this Agreement to any affiliated entity or in connection with any financing or sale- leaseback transaction provided that Purchaser gives notice of such assignment to Seller after the date thereof and the assignee assumes in writing all of Purchaser’s rights and obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. This Agreement is not intended and shall not be construed to create any rights in or to be enforceable in any part by any other persons.

8.8 Severability. If any provision of this Agreement shall be held or deemed to be, or shall in fact be, invalid, inoperative or unenforceable as applied to any particular case in any jurisdiction or jurisdictions, or in all jurisdictions or in all cases, because of the conflict of any provision with any constitution or statute or rule of public policy or for any other reason, such circumstance shall not have the effect of rendering the provision or provisions in question invalid, inoperative or unenforceable in any other jurisdiction or in any other case or circumstance or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to the extent that such other provisions are not themselves actually in conflict with such constitution, statute or rule of public policy, but this Agreement shall be reformed and construed in any such jurisdiction or case as if such invalid, inoperative or unenforceable provision had never been contained herein and such provision reformed so that it would be valid, operative and enforceable to the maximum extent permitted in such jurisdiction or in such case.

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8.9 Counterparts, Etc. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any such counterparts may be delivered by facsimile. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede and take the place of any other instruments purporting to be an agreement of the parties hereto relating to the subject matter hereof (including, without limitation, any confidentiality agreement or nondisclosure agreement relating to the Property entered into by the parties hereto or their respective affiliates).

8.10 Performance on Business Days. In the event the date on which performance or payment of any obligation of a party required hereunder is other than a Business Day, the time for payment or performance shall automatically be extended to the first Business Day following such date.

8.11 Attorneys’ Fees. Notwithstanding anything contained herein to the contrary, if any lawsuit or arbitration or other legal proceeding arises in connection with the interpretation or enforcement of this Agreement, the prevailing party therein shall be entitled to receive from the other party the prevailing party’s costs and expenses, including reasonable attorneys’ fees incurred in connection therewith, in preparation therefor and on appeal therefrom, which amounts shall be included in any judgment therein.

8.12 Section and Other Headings. The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

8.13 Time of Essence. Time shall be of the essence with respect to the performance of each and every covenant and obligation, and the giving of all notices, under this Agreement.

8.14 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state in which the Land is located.

SECTION IX. SELLER’S INDEMNITY

Seller hereby indemnifies, and agrees to hold harmless, Purchaser (and its parent company and affiliates) from and against any and all losses, claims, liabilities, suits, actions, amounts, fees and expenses (including, without being limited to, reasonable legal fees and expenses) that are asserted or incurred by Purchaser (or its parent company or affiliates) resulting from: (i) any claim by Minerset Holdings LLC (“Minerset Holdings”) that such party has a leasehold interest or other occupancy right pursuant to any lease, partnership or occupancy agreement existing as of the date hereof or (ii) any unpaid costs, fees or expenses that Minerset Holdings owes to a third party relating to the Property. The Seller’s obligations under this Article 9 shall survive the Closing.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date first above written.

SELLER:

MGT CAPTIAL INVESTMENTS, INC., a Delaware corporation

By:	/s/ Paul R. Taylor
Name:	Paul R. Taylor
Title:	CEO

PURCHASER:

CSRE PROPERTIES, LLC, a Georgia limited liability company

By:
Name:	Zachary K. Bradford
Its:	Authorized Signatory

[Signature Page - Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as a sealed instrument as of the date. first above written.

SELLER:

MGT CAPTIAL INVESTMENTS, INC., a Delaware corporation

By:
Name:	Paul R. Taylor
Title:	CEO

PURCHASER:

CSRE PROPERTIES, LLC, a Georgia limited liability company

By:	/s/ Zachary K. Bradford
Name:	Zachary K. Bradford
Its:	Authorized Signatory

[Signature Page - Purchase and Sale Agreement]